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Exhibit 10.34

[***]—Certain information in this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SUPPLY AND LICENSE AGREEMENT

        This Agreement is entered into on 1 August 2003 ("Effective Date"), by and between Heska Corporation, a Delaware corporation, having a principal place of business at 1613 Prospect Parkway, Fort Collins, Colorado 80525 ("Heska") and Schering-Plough Animal Health Corporation, a Delaware corporation, having a place of business at 1095 Morris Avenue, Union, New Jersey 07083-1982 ("Schering").

WHEREAS, Heska is engaged in the development, manufacture, marketing and sale of products for use in animal health and has the capability of manufacturing such products for third parties;

WHEREAS, Schering is engaged in the business of developing, manufacturing, marketing and sale of certain veterinary products;

WHEREAS, Schering desires Heska to supply the Product (as defined below) for the exclusive marketing and sales by Schering in the veterinary channel; and

WHEREAS, the Parties (as defined below) anticipate the commercial launch of the Product in September or October, 2003.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

1.     Definitions

        1.1   "Adverse Event" shall mean: (a) any unexpected or expected side effect, injury, toxicity or sensitivity reaction associated with the clinical use, studies, investigations or tests of the Product, whether or not attributable to the Product; (b) any unexpected side effects, injury, toxicity, sensitivity reaction or any unexpected incidence or severity thereof occurring in humans from exposure during the manufacture, testing, or handling of any Product; or (c) any failure of the Product to exhibit its expected pharmacological activities.

        1.2   "Affiliate" shall mean: (a) a business entity that owns, directly or indirectly, a controlling interest in a Party to this Agreement, by stock ownership or otherwise; or (b) a business entity that is majority owned by a Party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party to this Agreement. The term "control" as used herein shall mean the direct or beneficial ownership of greater than fifty percent (50%) of the voting share capital of such corporation or business entity.

        1.3   "Calendar Year" shall mean, with respect to the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year. The second and all subsequent Calendar Years shall commence on January 1 and end on December 31 of each year thereafter. "Calendar Quarter" shall mean each three (3) month period ending on the last day of March, June, September and December.

        1.4   "Effective Date" shall mean the date first noted above.

        1.5   "FDA" shall mean the United States Department of Food and Drug Administration.

        1.6   "Heska" shall mean Heska Corporation and its Affiliates.

        1.7   [***]

        1.8   "Party or Parties" shall mean Heska and/or Schering as the context indicates.

        1.9   [***] set forth in Appendix D.

        1.10 [***]

        1.11 "Product" shall mean the chewable tablets for dogs (ivermectin and pyrantel in proprietary, highly palatable tablet-based formulation) under ANADA No. 200-338.

        1.12 "Product Quality Complaint" shall mean: (a) information that causes the Product or its labeling to be mistaken for, or applied to, another article; (b) information concerning any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one of more distributed batches of the Product to meet the specifications set forth in Appendix B; or (c) any other product quality complaint that is related to the Product's identity, strength, quality, or purity or that alleges a product defect.

        1.13 "Responsible Person" shall mean the individual designated by Schering or Heska from time to time, who has responsibility for ensuring compliance with (a) the Adverse Event and Product Quality Complaint requirements, (b) requirements of 21 CFR § 510.300 and 21 CFR § 514.80, and (c) quality assurance requirements on behalf of Schering and Heska for the Product.

        1.14 "Schering" shall mean Schering-Plough Animal Health Corporation and its Affiliates, if any.

        1.15 "Territory" shall mean the United States, its territories, commonwealths and possessions.

        1.16 "Veterinarians" shall mean veterinarians, veterinary clinics and veterinary hospitals that will provide the Product only to their patients in a situation in which there is a doctor-patient relationship between a veterinarian and the patient with respect to the Product. Veterinarians also shall include veterinary distributors and e-commerce outlets that sell the Product under a prescription to veterinarians, veterinary clinics and veterinary hospitals.

2.     Supply of Product

        2.1    Supply.

          (a)   During the term of this Agreement, Heska shall be the exclusive supplier of the Product to Schering solely for the exclusive distribution and sale of the Product by Schering to Veterinarians in the Territory. Schering shall have the right to [***] with its sale of the Product in the Territory.

          (b)   [***]

          (c)   [***]

        2.2    Forecasts.    At least thirty (30) days prior to each Calendar Quarter, Schering shall provide Heska with a rolling forecast of the quantity of the Product that will be needed by Schering for each of the next twelve (12) months. Each forecast shall specify the estimated requirements for the Product by month, with anticipated shipment dates specified for the first four (4) months of each forecast. The balance of the forecast shall represent reasonable estimates for planning purposes and shall not obligate Schering to purchase or Heska to supply the specified quantities.

        2.3    Purchase Orders.    Schering shall submit to Heska a firm written purchase order specifying the types, quantities and shipment date of the Product that it desires to purchase at least one hundred and twenty (120) days prior to the requested shipment date. Heska will review each written purchase order within ten (10) business days of receipt and issue either a written confirmation of acceptance or its proposed modification in writing, including, without limitation, a modified shipment date to accommodate Heska's scheduling requirements. Should the modification be unacceptable, Schering shall notify Heska in writing of its intent to cancel the purchase order within ten (10) business days from the receipt of Heska's proposed modification. If Schering does not provide Heska with a written notice (including, without limitation, electronic mail) of its intent to cancel within the specified time period, the modification shall be deemed accepted by Schering. Schering may not cancel purchase orders for the Product that have been formally accepted by Heska. Notwithstanding the foregoing, Heska hereby represents that it shall, at all times, use commercially reasonable efforts to diligently complete and ship (or cause to be diligently completed and shipped) any such purchase orders of Schering. In the event that Heska allows an extended backorder of the Product for a period of more than sixty (60) days, except in the case of a force majeure event as defined in Section 9.8 hereof, Heska shall provide Schering with a discount of ten percent (10%) for such purchase order. Should the backorder extend to more than ninety (90) days, Heska shall provide Schering with a discount of twenty percent (20%) for such purchase order. Notwithstanding the foregoing, Product shipment dates for purchase orders with a 2003 shipment date shall not be subject to the discounts set forth herein, although Heska shall use commercially reasonable efforts to ship such Product under a schedule mutually agreed to by the Parties.

        2.4    Shipment and Delivery.    The Product shall be shipped in accordance with Schering's written instructions provided in each purchase order accepted by Heska and to the location designated by Schering. With respect to all purchase orders, title to the Product and the risk of loss, theft, destruction or damage to the Product shall pass from Heska to Schering upon delivery of the Product to the common carrier designated for shipment.

        2.5    Acceptance and Rejections.

          (a)   Each shipment of the Product to Schering shall be accompanied by a certificate of analysis. The certificate shall be issued in compliance with the specifications set forth in Appendix B, a copy of which is attached hereto and made a part hereof, which specifications shall be used for the acceptance or rejection of the Product by Schering.

          (b)   Schering shall inform Heska in writing of its rejection of any Product for visible defects within five (5) business days after receipt of the Product and shall specify the basis for the rejection. If the basis for the rejection is mutually agreed to by the Parties, Schering may return the Product at Heska's expense for refund or credit, such choice of refund or credit to be at the choice of Heska. Failure by Schering to reject a shipment of the Product in accordance with this Section 2.5(b) shall be deemed to be an acceptance of the Product.

        2.6    Minimum Purchase Sizes.    The minimum purchase size per purchase order shall be as specified in Appendix A, a copy of which is attached hereto and made a part hereof.

        2.7    [***]

        2.8    Recalls.    In the event: (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Heska or Schering reasonably determines that the Product should be recalled because such Product does not conform to the specifications identified in Appendix B hereof, the Parties shall take all appropriate corrective action reasonably requested by the other Party, by any government agency or by any court order, as the case may be. In the event such recall results from the fault of a Party, such Party shall pay all costs associated with the recall. For purposes of this Agreement, the expenses of a recall shall mean all reasonable expenses of notification and destruction, all reasonable processing and transportation costs of both Parties in the return of the recalled Product, and the cost of the replacement Product if and when available.

        2.9    Maintenance of Regulatory Approval.    Heska shall be solely responsible for all costs, filings, studies or other actions required to obtain and maintain regulatory approval allowing for the sale and distribution of the Product in the Territory during the period of time that Heska is the exclusive supplier of Schering's requirements for the Product. Schering shall provide reasonable, non-financial assistance as requested by Heska for such purpose.

        2.10    Labels.    Heska shall pay the cost of obtaining approved labels for the Product and shall provide such labels with the Product for sale and distribution by Schering. The Parties hereby agree that any modification which reflects (a) a change of the company name or logo from Heska to Schering, and/or (b) an addition of the company name or logo of Schering, on or to the packaging or labeling of the Product shall be made at no cost to Schering as long as Schering shall provide Heska with the artwork for any such change or addition. Should Schering wish to make any other substantive changes to the labels provided by Heska, Schering shall pay for all costs associated with obtaining regulatory approval of and producing such modified labels.

        2.11    No Modification or Analysis of Product.    Unless otherwise agreed by Heska in writing, Schering shall not: (a) sell the Product other than in its original, unmodified, and unused condition, (b) remove, obscure or modify any label supplied by Heska, (c) add any label or mark to any Product without the prior written consent of Heska, nor (d) promote any Product under any name or mark other than the names and trademarks provided by Heska without the prior written consent of Heska. Schering acknowledges that the Product formulation is a trade secret and agrees not to analyze the Product, nor have the Product analyzed, for purposes of identifying the Product formulation. Notwithstanding the foregoing, Schering shall have the right to have the Product analyzed by an independent third party for purposes of complying with applicable laws, if and whenever necessary, with the prior written consent of Heska, which consent shall not be unreasonably withheld, provided that the independent third party only discloses whether the Product complies with applicable laws and will not disclose any confidential information pertaining to the identification of the Product formulation.

        2.12    Resale.    Nothing in this Agreement shall restrict Schering's right to determine the resale price of the Product to Veterinarians in the Territory.

        2.13    Sales Efforts.    Schering shall use commercially reasonable efforts to develop and promote the sale and distribution of the Product to Veterinarians in the Territory. Such activities shall include incorporating the Product into Schering's promotional literature, provided that Schering shall furnish Heska with copies of all such promotional materials. Schering represents and warrants it shall not intentionally advertise or promote any false or misleading information about the Product.

        2.14    Customer Support.    Schering shall maintain throughout the Territory customer service phone support to explain the labeled uses of the Product.

        2.15    Document and Reserve Sample Retention.

          (a)   All documents, records and reports associated with the manufacture, holding, storage, packaging or testing of the Product at Heska's facility or on behalf of Heska shall be retained by or on behalf of Heska for not less than five (5) years from the date of manufacture, or as otherwise directed by Schering if less than five (5) years. All such documents, records and reports must be prepared and retained by Heska in accordance with 21 C.F.R. § 211.180 and in such a manner that they are (i) readily retrievable and (ii) stored in an environment suitable to prevent damage or loss. Heska shall provide copies of all such documents and reports to Schering as reasonably requested and as set forth in Section 5.3 hereof.

          (b)   Heska shall retain in accordance with 21 C.F.R. § 211.170 reserve samples of the Product that are representative of each lot in each shipment of the Product.

        2.16    Packaging Requirements.    Unless otherwise specified by Schering, Heska shall package and pack the contents of each purchase order in a manner that is: (a) in accordance with good commercial practice, (b) acceptable to common carriers for shipment, and (c) adequate to insure safe arrival of the goods at the named destination. Heska shall mark all containers and packaging with the necessary lifting, handling and shipping information. Each shipment shall be accompanied by a packing slip, which shall include the applicable purchase order number.

        2.17    Adverse Events and Product Quality Complaints.

            A.    Adverse Event.

              (a)   Heska and Schering shall notify the other Party in writing (including, without limitation, electronic mail) of any Adverse Event that either Party becomes aware of from any source and in any form relating to the Product within three (3) business days of receiving that information by transmitting it to the Responsible Person at Schering or Heska, as appropriate. All such information shall be transmitted in English to the Responsible Person of each Party in accordance with such instructions as the Responsible Person of each Party shall provide to the other Party from time to time. Such notice shall include the name, address, and telephone number of the initial reporter making the complaint or report of an Adverse Event, the Product involved, the nature of the Adverse Event, and such other information as Schering and Heska may reasonably require.

              (b)   Heska and Schering shall provide all reasonable and necessary information and assistance to Schering in connection with the investigation of any Adverse Event, including, without limitation, (i) completion by Heska or Schering, as appropriate, of Schering's form entitled "Product Experience Form"; (ii) Schering's requests to Heska for additional information relating to an Adverse Event; (iii) if applicable, Heska's requests to Schering to contact the initial reporter of an Adverse Event; and (iv) requests to employ one or more health care professionals to contact the initial reporter of an Adverse Event. Schering shall provide Heska with the results of, and description of any action taken with respect to, Schering's investigation including all information required for completion of FDA Form ED-1932 within ten (10) business days of the first notice of the Adverse Event.

              (c)   Heska and Schering shall forward to each other all information, including, but not limited to, initial and follow-up reports, that becomes known to either Party from any source and in any form relating to any Adverse Event on a monthly basis by transmitting such information to the Responsible Person of the other Party. All such information shall be transmitted in English to such Responsible Person in accordance with such instructions as such Responsible Person shall provide to Heska and Schering from time to time.

              (d)   The requirements of Sections 2.17A(a)-(c) hereof shall apply whether or not such information (i) would be reportable by Schering or Heska to a governmental entity under the applicable legal and regulatory requirements relating to Adverse Events and (ii) relates to any Adverse Event that has already been reported to one or more governmental entities.

              (e)   Heska shall notify Schering of any communication provided to or received from any governmental entity relating to any Adverse Event or other safety issue for any Product, within three (3) business day(s) of receiving such communication, by transmitting any written communication documentation, and a written synopsis of any oral communication to the Responsible Person at Schering as provided in Section 2.17A(a) hereof.

              (f)    Heska shall promptly transmit to the Responsible Person at Schering, upon such Responsible Party's request, any summary safety documents prepared regarding the Product, including, but not limited to, periodic reports required by 21 CFR § 510.300 and 21 CFR § 514.80 within three (3) business days of their completion.

              (g)   Disclosure by Heska or Schering of records and information concerning any Adverse Event to the other Party under Section 2.17 hereof shall continue as long as Schering continues to market the Product.

              (h)   Schering and Heska shall meet, in a timely fashion and from time to time as may be reasonably required, to implement the Adverse Event reporting and consultation procedures prescribed in this Section 2.17.

              (i)    The Parties acknowledge the regulated nature of Heska's and Schering's businesses and operations, and, therefore, covenant to negotiate in good faith to make changes to this Section 2.17 as may be necessary or appropriate to comply with changes in applicable law or regulations relating to Adverse Event reporting, and to amend their policies and procedures to enable each Party to comply with applicable laws and regulations and its reporting of Adverse Event information.

              (j)    The holder of the registration for the Products shall have the sole right to make or file any report, or otherwise make any disclosure, with respect to any Adverse Event.

            B.    Product Quality Complaint.

              (a)   Schering shall immediately upon receipt, transmit to the Responsible Person at Heska, to the extent known by Schering: (i) information that causes the Product or its labeling to be mistaken for, or applied to, another article; (ii) information concerning any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one or more distributed batches of the Product to meet its specifications; or (iii) any other product quality complaint that is related to the Products' identity, strength, quality or purity or alleges a product defect.

              (b)   Heska shall submit immediately to the FDA and also transmit to the Responsible Person at Schering within three (3) business days any reports of Product Quality Complaints as required under 21 CFR 510.300 and 21 CFR § 514.80.

              (c)   Heska and Schering shall, within ten (10) calendar days of receipt, transmit to the Responsible Person of the other Party any Product Quality Complaint not encompassed in Section 2.17B(a)-(b) hereof.

              (d)   Schering reserves the right to handle, process, and respond to all customer technical and Product Quality Complaints related to the Product, including complaints related to the ingredients or components of the Product. Heska agrees to cooperate with Schering, at Schering's request, to enable Schering to investigate and respond to such complaints, but only to the extent set forth in Section 2.17 hereof.

              (e)   Notwithstanding the foregoing, Schering shall immediately notify Heska upon Schering's receipt of a Product Quality Complaint or any other complaints regarding the Product. Notification shall be given by telephone, with a facsimile confirmation following within one (1) business day. Schering shall, at Heska's request, assist Heska in investigating all such complaints. Schering shall be responsible for addressing all complaints related to Schering's marketing, distribution, order processing, shipping and handling of the Product to its customers; Heska shall be responsible for addressing all other complaints relating to the Product. Neither Party shall have the authority to bind the other Party in the settlement of any complaints made by a third party.

            C.    Written Procedures, Recordkeeping and Audits.

              (a)   Schering and Heska shall develop and maintain written procedures for the surveillance, receipt, evaluation, and reporting of Adverse Event and Product Quality Complaint information for the Products as required under 21 CFR § 510.300 and 21 CFR § 514.80.

              (b)   Schering and Heska shall maintain complaint files regarding the finished Product, the ingredients or components thereof, and the manufacturing processes either for the finished Product or that may relate to the quality of the finished Product or its ingredients or components.

              (c)   Each Party shall maintain records of information concerning all Adverse Events for the Product for a period of at least five (5) years. Each Party shall maintain records of information concerning Product Quality Complaints for the Product for a period of at least three (3) years. Each Party shall provide the other Party with reasonable access to all information in the other Party's possession or control relating to Adverse Events and Product Quality Complaints within five (5) business days of receiving the information; provided, however, any access by Schering shall not include any information pertaining to the identification of the Product formulation.

              (d)   Each Party shall allow access to its facilities, systems, personnel, and records, in whatever form and in any location (including locations owned and operated by a third-party), as reasonably necessary to enable the other Party, and any third party designated by the other Party, to evaluate and ensure compliance with this Section 2.17, with 21 CFR § 510.300 and 21 CFR § 514.80, and with any other applicable legal or regulatory requirements provided, however, any access by Schering shall not include any information pertaining to the identification of the Product formulation.

            D.    Marketing Materials.    Schering shall be responsible for filing advertising, mailing pieces, and any labeling devised for the promotion of the Product at the time of dissemination or publication or at other intervals as required by 21 CFR § 510.300 and 21 CFR § 514.80. Schering shall provide Heska with copies of such filings and reports within five (5) business days.

3.     Trademarks

        3.1    [***]

        3.2    Trademark Warranty.    Heska warrants and represents that to the best of its knowledge (a) the Trademark is not involved in any pending or threatened lawsuit in the Territory, (b) Heska has not received any written notice of infringement of the rights of others with respect to the Trademark, (c) no other firm, corporation, association or person has the right to use the Trademark on the goods on which they are now being used in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such firm, corporation, association or person to cause confusion with the Trademark, and (d) no third party is claiming any ownership or right to use said Trademark.

        3.3    [***]

        3.4    Schering's License and Use.    Heska grants to Schering, a non-exclusive license (with right to sublicense) the right to use Heska's name and logo in connection with the promotion, distribution and sale of the Product in the Territory during the term of this Agreement in accordance with applicable laws and Heska's policies regarding advertising and trademark usage as established and amended by Heska from time-to-time. Moreover, Schering shall include Heska's name and logo in any literature, promotional materials or advertising which Schering produces or distributes concerning the Product. In addition, Schering shall not use Heska's name and logo other than with respect to the direct promotion and sales of the Product.

        3.5    Ownership of Trademarks.    Each Party acknowledges that subject to the terms of this Agreement, the licensed trademarks, names and logos are and shall remain the sole property of the respective Parties as identified herein and agrees not to do anything inconsistent with that ownership or to contest the ownership thereof. Each Party further agrees that all use of the licensed trademarks, trade names and logos by it shall inure to the benefit of, and be on behalf of, the Party owning such trademarks, trade names and logos.

4.     Fees, Prices and Payment

        4.1    License Fee.    Schering agrees to pay Heska a one-time fee of [***], which sum shall be non-refundable and non-creditable toward any payments specified herein, due and payable upon FDA approval of the Product in the Territory. Payment shall be made by wire transfer to: [***]

        4.2    Prices.

          (a)   Heska shall supply the Product to Schering at the transfer prices set forth in Appendix A, a copy of which is attached hereto and made a part hereof, through the first anniversary of the Effective Date. Thereafter, Heska reserves the right, upon at least one hundred and twenty (120) days' written notice to Schering, which notice shall be furnished to Schering prior to the beginning of the next Calendar Year, to increase or decrease the price once per Calendar Year to reflect any increase or decrease in raw material and/or direct labor costs, provided any increase due to direct labor costs shall not be more than the annual increase of the Consumer Price Index during the preceding year.

          (b)   Notwithstanding Section 4.2(a) hereof, the current transfer prices of any of the three (3) sizes of the Product shall be changed only upon the following conditions: (i) [***] or (ii) [***] Any reduction due to (i) or (ii) hereof shall become [***] for purposes of determining future price reductions or increases under this Section 4.2(b).

        If either condition under (i) or (ii) above occurs, Schering shall notify Heska in writing and provide reasonable written documentation of such condition. If accepted by Heska, which acceptance shall not be unreasonably withheld, then the current transfer prices of the affected tablet size(s) of the Product shall be reduced by Heska [***], then the current transfer price of the respective tablet size(s) of the Product shall increase by such percentage up to, but no higher than, the respective transfer price(s) set forth in Appendix A or as amended per Section 4.2(a).

          (c)   All prices are F.O.B. Heska and are exclusive of any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than taxes assessed against Heska's income), insurance, license fee (excluding regulatory license fees), or other similar charge lawfully assessed or charged on the sale or transportation of the Product, all of which shall be the responsibility of Schering.

        4.3    Payment.    Schering shall pay Heska within forty-five (45) days of receipt of each invoice for the Product supplied by Heska. Any late payments of invoices or other payments to be paid by Schering under this Agreement shall be subject to interest at the annual prime rate plus two and a half percent (2.5%).

        4.4    United States Dollars.    All fees, prices and payments shall be in United States Dollars.

5.     Warranties, Audits and Indemnification

        5.1    Product Warranty.

          (a)   Heska warrants that the Product supplied under this Agreement shall meet the specifications set forth in Appendix B hereof. HESKA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

          (b)   If the Parties determine that the Product fails to meet the specifications set forth in Appendix B hereof and such failure is not the fault of Schering, then Schering may return the defective Product at Heska's expense for a refund or credit, at Heska's sole option.

          (c)   Heska represents, warrants, and covenants that the Product sold to Schering pursuant to this Agreement shall: (i) be manufactured, packaged, and labeled in accordance with Good Manufacturing Practices, any substantive equivalent of Good Manufacturing Practices in the Territory, the specifications of Appendix B hereof, and the terms of this Agreement; (ii) be free of all defects and deleterious materials; (iii) not be adulterated or misbranded under the provisions of the Federal Food and Drug Cosmetic Act, as amended by the FDA Modernization Act of 1997; (iv) be manufactured, packaged, and tested to ensure that the Product meets the specifications of Appendix B hereof for identity, potency, quality, purity, and stability; (v) be manufactured in accordance with the quality control program which Heska shall maintain during the term and any subsequent term of this Agreement; (vi) bear a true and accurate expiration date as set forth in the specifications of Appendix B hereof; and (vii) have, as of the date of receipt of such Product at the facility of Schering, a remaining shelf life of not less than three (3) months shorter than the total stated shelf life of such Product as set forth in Section 5.1(c)(vi) above. Heska shall use its best efforts to extend the expiration date to a total stated shelf-life consistent with the total stated shelf life of HEARTGARD® Plus for dogs manufactured by Merial Limited, as determined by stability studies, such studies to begin with the first three (3) lots of Product produced under this Agreement. For purposes of this Agreement, the term "Good Manufacturing Practices" shall mean all laws, regulations, and other applicable quality standards for manufacture, production, or other handling of the Product, as established under applicable laws, including, without limitation, the current Good Manufacturing Practices now or hereafter in effect and as amended from time to time by any governmental authority in the Territory.

          (d)   Heska shall notify Schering in writing in the event Heska changes or causes to be changed any materials, equipment, or method of production or testing relating to the Product; provided, however, that any such change shall also comply in all respects with Good Manufacturing Practices, any substantive equivalent of Good Manufacturing Practices in the Territory, the specifications set forth in Appendix B hereof, and applicable laws.

        5.2    No Conflicts.    Each Party warrants and represents that the terms of this Agreement do not conflict with any contractual obligations, express or implied, with any third party.

        5.3    Audits.    Schering shall have access to Heska's offices, facilities (including Heska's manufacturing site) and records at a mutually agreeable time for the sole purpose of (a) inspecting any such facility relating to or otherwise involved in the manufacture, packaging, testing, storage, or inventory of the Product, (b) conducting a physical inventory of Heska's inventory of the Product, and (c) reviewing and auditing Heska's files and records with respect to the manufacture of the Product, to ensure compliance with regulatory or government regulations. Such access shall be at most once per twelve (12)-month period unless requested by Schering for reasonable cause. Such access shall in no way give Schering the right to any of Heska's confidential or proprietary information. In the event Schering reasonably determines, based on such an inspection, that Heska's facility has deficiencies with respect to Good Manufacturing Practices, Heska agrees to consult with Schering within ten (10) business days of written notification from Schering of such deficiencies to determine whether any of such deficiencies is recognized as such by the FDA and agrees to work with Schering to put in place and implement a plan to correct such FDA-recognized deficiencies in a timely manner. Heska agrees to notify Schering, in writing, within two (2) business days, of any governmental authority inspection, inquiry, or notification related to the Product and shall keep Schering informed of the progress of such inquiry or notification.

        5.4    Indemnification.

            (a)    Indemnification by Schering.    Schering shall, at its cost and expense, indemnify, defend, and forever hold harmless Heska, its Affiliates, and its and their respective Agents from and against any claims, suits, actions, proceedings, damages, losses, liability, costs, and expenses, including reasonable attorneys' fees (collectively, "Claim") arising out of or resulting from (i) Schering's breach of its obligations, representations, or warranties under this Agreement, or (ii) Schering's negligence, errors, or omissions. Heska shall, within three (3) business days from the date of receipt of notice of any Claim, furnish to Schering a copy of such notice and inform Schering of all facts relating to such Claim.

            (b)    Indemnification by Heska.    Heska shall, at its cost and expense, indemnify, defend, and forever hold harmless Schering, its Affiliates, and its and their respective Agents from and against any Claim arising out of or resulting from (i) Heska's breach of its obligations, representations, or warranties under this Agreement, or (ii) Heska's negligence, errors, or omissions. Schering shall, within three (3) business days from the date of receipt of notice of any Claim, furnish to Heska a copy of such notice and inform Heska of all facts relating to such Claim.

            (c)    Assistance.    Each Party shall provide all information in its possession and reasonable assistance to the other Party as necessary to enable the other Party to defend any such suit, claim, or demand.

            (d)    Consequential Damages.    Neither Party shall be liable to the other Party for any special or consequential damages, whether based upon lost goodwill, lost resale profits, work stoppage, or impairment of other goods or arising out of breach of warranty, breach of contract, strict liability, or negligence.

        5.5    Limits of Liability.    IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, PUNITIVE, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

        5.6    Representations of Schering.    Schering hereby represents and warrants to Heska that, as of the date of this Agreement, the following statements are and shall be true and correct in all material respects:

            (a)    Organization and Good Standing.    Schering: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (iii) is qualified to do business in, and is in good standing in, each jurisdiction of the Territory where the nature of its business in such jurisdiction requires it to be so qualified.

            (b)    Authorization and Binding Effect.    All corporate action on the part of Schering and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Schering's obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Schering enforceable against Schering in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors' rights generally or by general equitable principles.

            (c)    Execution, Delivery and Performance.    The execution, delivery, and performance by Schering of this Agreement do not: (i) violate or breach the certificate of incorporation or bylaws of Schering; (ii) violate or conflict with any applicable laws; (iii) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Schering is a party or by which any of its assets are bound; or (iv) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Schering.

            (d)    Governmental and Other Consents.    Other than regulatory approval of the Product by the FDA, no other consent, authorization, license, permit, registration or approval of, or exemption or other action by, any entity is required in connection with Schering's execution and delivery of this Agreement or with the performance by Schering of its obligations hereunder.

            (e)    Inconsistent Obligations.    Schering has, as of the Effective Date, no obligation or commitment, and will not, during the term of this Agreement, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

        5.7    Representations of Heska.    Heska hereby represents and warrants to Schering that, as of the date of this Agreement, the following statements are and shall be true and correct in all material respects:

            (a)    Organization and Good Standing.    Heska: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (iii) is qualified to do business in, and is in good standing in, each jurisdiction of the Territory where the nature of its business in such jurisdiction requires it to be so qualified.

            (b)    Authorization and Binding Effect.    All corporate action on the part of Heska and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Heska's obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Heska enforceable against Heska in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors' rights generally or by general equitable principles.

            (c)    Execution, Delivery and Performance.    The execution, delivery, and performance by Heska of this Agreement do not: (i) violate or breach the certificate of incorporation or bylaws of Heska; (ii) violate or conflict with any applicable laws; (iii) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Heska is a party or by which any of its assets are bound; or (iv) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Heska.

            (d)    Governmental and Other Consents.    Other than regulatory approval of the Product by the FDA, no other consent, authorization, license, permit, registration or approval of, or exemption or other action by, any entity is required in connection with Heska's execution and delivery of this Agreement or with the performance by Heska of its obligations hereunder.

            (e)    Inconsistent Obligations.    Heska has, as of the Effective Date, no obligation or commitment, and will not, during the term of this Agreement, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

6.     Confidential Information

        6.1    Term of Confidentiality.    All confidential and/or proprietary information relating to this Agreement and/or the Product ("Confidential Information") furnished by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") during the term of this Agreement shall be kept confidential by the Receiving Party, except as expressly authorized by this Agreement, and shall not be disclosed to a third party, nor shall the Receiving Party use such Confidential Information for any purpose other than the purposes specifically authorized under this Agreement, during the term of this Agreement and for a period of ten (10) years from the expiration or termination of this Agreement. The Receiving Party may disclose the same to its officers, agents, consultants and employees on a need-to-know basis, provided that such officers, agents, consultants and employees have signed appropriate confidentiality agreements.

        6.2    Non-Confidential Information.    The obligations under Section 6.1 hereof shall not apply to any information that:

          (a)   is or becomes a part of the public domain through no fault of the Receiving Party;

          (b)   was otherwise in the Receiving Party's lawful possession prior to its disclosure as shown by its written records;

          (c)   is lawfully disclosed to the Receiving Party by a third party purporting not to be in violation of an obligation of confidentiality to the Disclosing Party; or

          (d)   is released from confidential status by mutual agreement of the Parties.

        6.3    Requests for Confidential Information.    If the Receiving Party is requested or required by subpoena, court order, applicable law or governmental agency (including, but not limited to, the Securities and Exchange Commission, regulatory agencies and the like), or similar process to disclose any Confidential Information of the Disclosing Party, the Parties agree that the Receiving Party shall provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Article 6.

        6.4    Return of Confidential Information.    All Confidential Information received from the Disclosing Party or generated by the Receiving Party and containing the Confidential Information of the Disclosing Party shall be the property of the Disclosing Party, and the Receiving Party shall deliver all such materials to the Disclosing Party upon the earlier of the termination of this Agreement or the request of the Disclosing Party; provided, however, the Receiving Party's legal department may retain one (1) copy of Confidential Information of the Disclosing Party for the sole purpose of identifying such Confidential Information.

7.     Term and Termination

        7.1    Term.    [***]

        7.2    Termination.    This Agreement may be terminated:

          (a)   at any time upon the mutual written consent of the Parties;

          (b)   by either Party for a material breach of this Agreement by the other Party upon sixty (60) days' prior written notice to the breaching Party if during such sixty (60) day period, (i) substantial steps to cure the default have not been undertaken by the breaching Party within thirty (30) days of such notice, or (ii) the default has not been cured to the reasonable satisfaction of the non-defaulting Party;

          (c)   by either Party after giving the other Party sixty (60) days' written notice if such other Party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership, or assignment for the benefit of creditors, to the extent such act is permitted by law; or

          (d)   by Schering upon twelve (12) months' prior written notice to Heska of its intent to terminate this Agreement at the end of the succeeding Calendar Year and upon payment of all amounts due Heska through the effective date of termination.

        7.3    Payment upon Termination.    Schering shall receive a payment in the event that the Agreement is terminated, at Schering's option, for the following reasons: (a) Heska's inability to supply the Product due to force majeure or any other reason under the control of Heska that prevents Heska from supplying the Product for a period of longer than four (4) consecutive months; or (b) [***]. Such payment will be due [***] the termination date as set forth in this Section 7.3. The Parties hereby agree that the payment schedule shall be as follows:

Year of Termination	Amount Refunded to Schering
2003	[***]
2004	[***]
2005	[***]
2006	[***]
2007	[***]
2008	[***]

        7.4    Effect of Termination.    Upon termination of this Agreement, neither Party shall be released from any obligation that matured prior to the effective date of such termination. Schering shall, however, after the effective date of such termination, sell all Product in its inventory within six (6) months.

8.     Dispute Resolution

        The Parties agree to attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between representatives who have the authority to settle the controversy. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that Party and any other person who will accompany the representative. Within thirty (30) days after delivery of the disputing Party's notice, the representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored.

        All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the dispute between the Parties is resolved, such decision shall be binding upon the Parties. If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party's notice, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. If the dispute between the Parties is resolved by mediation, such decision shall be binding upon the Parties. Each Party will bear its own costs. The provisions of this Section shall not apply if one Party refuses to negotiate the dispute in good faith or if more prompt legal action is required to avoid material loss or damage.

9.     Miscellaneous

        9.1    Relationship of Parties.    The relationship of Schering to Heska under this Agreement is intended to be that of an independent contractor. Nothing contained in this Agreement is intended or is to be construed so as to constitute Schering and Heska as employer/employee or principal/agent, or the employees or the agents of any Party hereto as employees or agents of the other Party hereto. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party, other than the successors and permitted assigns of the respective Parties hereto.

        9.2    Assignments.    Neither Party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may make such transfer or assignment to an Affiliate, or to an entity acquiring all or substantially all relevant assets of a Party to which this Agreement pertains, including, but not limited to, the transfer of assets in connection with a merger, acquisition or the like. No transfer or assignment will relieve the transferor or assignor of any liability or obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        9.3    Publicity.    The Parties agree to mutually approve the text of any press releases or any other public statements to be issued announcing the execution of this Agreement or the transactions contemplated hereby, which approval shall not be unreasonably withheld. The foregoing shall not be deemed to prevent either Party from making any public disclosure which may be required of either Party or its Affiliates under the applicable government securities laws.

        9.4    Waiver.    No waiver by either Party of any default shall be effective unless in writing nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

        9.5    Severability.    If one or more provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired. In the event any provision is held invalid, illegal or unenforceable, the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements the purposes of such provision.

        9.6    Survival.    The provisions of Articles 4, 5, 6, 7, 8, and 9 shall survive the termination of this Agreement.

        9.7    Notices.    Except as expressly provided in this Agreement,all notices under this Agreement shall be in writing and shall be deemed given upon receipt if sent by facsimile, (except for the legal process in each case), certified or registered mail or commercial courier (return receipt or confirmation of delivery requested), or by personal delivery to the Party to receive such notices or other communications called for by this Agreement at the following addresses for a party as shall be specified by such Party by like notice:

      If to Schering:

      Schering-Plough Animal Health Corporation
      1095 Morris Avenue
      Union, New Jersey 07093-1982

[***]

      If to Heska:

      Heska Corporation
      1613 Prospect Parkway
      Fort Collins, CO 80525

Attention:	Chief Executive Officer
Facsimile:	1.970.484.9505
Copy to:	Executive Vice President, Intellectual Property and Business Development
Facsimile:	1.970.491.9976.

        9.8    Force majeure.    Either Party shall be excused from the performance of its obligations hereunder, or such performance may be delayed, by causes beyond its reasonable control, including, without limitation, acts of God, war, riot, epidemic, fire, flood, insurrection, military authorities, labor disputes, delay or inability to obtain supplies, labor, raw materials, energy or failure of transportation or communication and any other similar contingency, provided that if such nonperformance continues for more than ninety (90) days, the other Party may terminate the Agreement upon written notice, except as specified in Section 7.3.

        9.9    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of Delaware without reference to conflicts of laws principles.

        9.10    Entire Agreement.    This Agreement and the Appendices hereto constitute the entire agreement and understanding of the Parties with regard to the subject matter hereof and supercede all prior agreements and understanding, written or oral, between the Parties. This Agreement may only be altered, modified or amended in a writing signed by the Parties.

        9.11    Counterparts.    This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile and photocopy signatures shall carry the same force and effect, and shall bind the Parties hereto in the same manner, as original signatures to this Agreement.

        9.12    Construction.

          (a)   The language and terms of this Agreement are to be understood in their ordinary sense (except where otherwise defined herein) and are not to be interpreted in a technical manner so as to unfairly deprive any Party of substantive rights.

          (b)   The text of this Agreement is the product of negotiation among both Parties and is not to be construed as having been prepared by one Party or the other.

          (c)   The headings used in this Agreement are for convenience only and are not part of this Agreement.

        9.13    Warranty of Authorized Signatories.    Each of the signatories to this Agreement warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.

        9.14    Insurance.

          (a)   During the term of this Agreement and for a period of five (5) years thereafter, Heska shall, at its own cost and expense, (i) maintain, and shall cause any of its Affiliates to maintain, general liability insurance, including coverage for product liability and contractual liability, in an amount not less than Five Million Dollars (U.S.$5,000,000) and (ii) furnish to Schering, upon request, a certificate of insurance evidencing compliance with the requirements of this Section 9.14(a). Such certificate shall provide that Schering shall be notified in writing of any cancellation or material change in such insurance not less than thirty (30) days prior to the date of such cancellation or change.

          (b)   Schering represents that all insurance maintained by it or its Affiliates are consistent with industry practice and subject to deductibles and self-insurance limits.

        The Parties have caused this Agreement to be signed by their duly authorized representatives.

SCHERING-PLOUGH ANIMAL HEALTH CORPORATION		HESKA CORPORATION
By:	/s/ RAUL E. KOHAN	By:	/s/ CAROL TALKINGTON VERSER
Name:	Raul E. Kohan	Name:	Carol Talkington Verser, Ph.D.
Title:	President	Title:	Executive Vice President
Date:	4 August 2003	Date:	1 August 2003

APPENDIX A

PRICE, MINIMUM PURCHASE SIZE, AND
ANNUAL MINIMUM PURCHASE REQUIREMENT

1.
Product transfer price:

Small tablets	[***] per packet of six (6) tablets
Medium tablets	[***] per packet of six (6) tablets
Large tablets	[***] per packet of six (6) tablets
2.
Minimum Purchase Size:

Small tablets	[***] packets, equivalent to [***] Display Cases
Medium tablets	[***] packets, equivalent to [***] Display Cases
Large tablets	[***] packets, equivalent to [***] Display Cases
3.
Annual Minimum Purchase Requirement per Calendar Year:

Small tablets	[***] packets, equivalent to [***] Display Cases
Medium tablets	[***] packets, equivalent to [***] Display Cases
Large tablets	[***] packets, equivalent to [***] Display Cases

APPENDIX B

PRODUCT SPECIFICATIONS

A. SMALL TABLETS:

        Labeled amount of ivermectin, per tablet: 68 mcg

        Labeled amount of pyrantel (as pyrantel pamoate), per tablet: 57 mg

1.
Appearance: Round, brown convex tablet with no imprinting, approximately 0.56 inches in diameter and 1.25 grams in weight

2.
Identification:

        Ivermectin: retention times of reference standard and sample compare satisfactorily

        Pyrantel: retention times of reference standard and sample compare satisfactorily

3.
Ivermectin content (average): 90.0 to 115.0% of labeled amount

4.
Pyrantel content (average): 90.0 to 110.0% of labeled amount

5.
Microbial limits:

        Salmonella: none detected

        Escherichia coli: not more than 2.2 CFU per gram

6.
pH: 4.0 to 6.0

7.
[***]

B. MEDIUM TABLETS:

        Labeled amount of ivermectin, per tablet: 136 mcg

        Labeled amount of pyrantel (as pyrantel pamoate), per tablet: 114 mg

1.
Appearance: Round, brown convex tablet with no imprinting, approximately 0.75 inches in diameter and 2.5 grams in weight

2.
Identification:

        Ivermectin: retention times of reference standard and sample compare satisfactorily

        Pyrantel: retention times of reference standard and sample compare satisfactorily

3.
Ivermectin content (average): 90.0 to 115.0% of labeled amount

4.
Pyrantel content (average): 90.0 to 110.0% of labeled amount

5.
Microbial limits:

        Salmonella: none detected

        Escherichia coli: not more than 2.2 CFU per gram

6.
pH: 4.0 to 6.0

7.
[***]

C. LARGE TABLETS:

        Labeled amount of ivermectin, per tablet: 272 mcg

        Labeled amount of pyrantel (as pyrantel pamoate), per tablet: 227 mg

1.
Appearance: Round, brown convex tablet with no imprinting, approximately 0.94 inches in diameter and 5.0 grams in weight

2.
Identification:

        Ivermectin: retention times of reference standard and sample compare satisfactorily

        Pyrantel: retention times of reference standard and sample compare satisfactorily

3.
Ivermectin content (average): 90.0 to 115.0% of labeled amount

4.
Pyrantel content (average): 90.0 to 110.0% of labeled amount

5.
Microbial limits:

        Salmonella: none detected

        Escherichia coli: not more than 2.2 CFU per gram

6.
pH: 4.0 to 6.0

7.
[***]

D. BLISTER CARDS AND DISPLAY CASE:

1.
Blister Card: Preprinted, six (6) panels folded into three (3) sections, with six (6) Blisters in circular configuration in middle section, with one (1) tablet contained in each Blister.

2.
Blister:

        Barrier film: 7.5 mil PVC / 2 mil ACLAR laminate.

        Push-through foil: Reynolds 701

3.
Display Case: Preprinted, containing fourteen (14) Blister Cards.

APPENDIX C

[***]

APPENDIX D

[***]

QuickLinks

SUPPLY AND LICENSE AGREEMENT
APPENDIX A
APPENDIX B PRODUCT SPECIFICATIONS
APPENDIX C [***]
APPENDIX D [***]